Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Harrington West Financial Group, Inc. dated March 25, 2005, appearing in the Annual Report on Form 10-K of Harrington West Financial Group, Inc. for the year ended December 31, 2004.
/s/ Deloitte & Touche LLP
Los Angeles, California
August 2, 2005